Friday July 9, 7:53 pm Eastern Time
Company Press Release
SOURCE: ICON Health & Fitness, Inc.

ICON Health & Fitness, Inc. Announces Progress in Its Previously Announced Plan to Deleverage Its Balance Sheet

LOGAN, Utah, July 9 /PRNewswire/ -- ICON Health & Fitness, Inc. (``ICON'') announced today that it has made significant progress in its previously announced plan to deleverage its balance sheet. ICON has obtained a commitment for a $40 million equity investment from Bain Capital, Credit Suisse First Boston and members of existing management in return for an 87% equity interest in the deleveraged company.

In addition, ICON has obtained a commitment for a new $300 million senior credit facility which will be used, in part, to refinance amounts outstanding under its existing credit facility. The new facility will be funded by certain lenders under ICON's existing credit facility.

ICON expects to launch an exchange offer and consent solicitation for its 13% Senior Subordinated Notes due 2002, as well as an exchange offer and consent solicitation for the outstanding bonds of IHF Holdings, Inc., ICON's immediate parent, and ICON Fitness Corp., IHF Holdings' immediate parent, in mid to late July on the terms previously announced. Although the previously announced agreement with the informal committee of holders of its 13% Notes recently expired, ICON and the committee are working to finalize documentation of the 13% Notes exchange offer on the terms previously announced.

ICON is currently in discussions with the lenders under its existing credit facility to extend the term of its revolving credit commitment from August 2, 1999, and to obtain additional availability to fund its business, through the consummation of the debt restructuring. No assurance can be given, however, that any such extension will be obtained.

ICON also announced that the lenders have agreed to forbear from exercising rights and remedies under the credit facility in connection with existing financial covenant defaults until the expiration of the revolving credit commitment. As a result of these defaults, the existing lenders have exercised their contractual right to prohibit the July 15th payment of interest on the 13% Notes. Under the terms of the exchange offers, ICON would pay to all tendering holders of 13% Notes interest accrued on their notes through and including the closing of the exchange offers, including the interest otherwise payable on July 15th.

The exchange offers and consent solicitations, the new credit facility and the equity investment are subject to a number of conditions that have not yet been satisfied (some of which may be waived), including (i) participation of at least 95% of the outstanding 13% Notes of ICON, 98% of the 15% Notes of IHF Holdings and 98% of the 14% Notes of ICON Fitness Corp. in the exchange offers, (ii) closing of the new bank credit facility and equity investment on the terms set forth in their respective commitments, (iii) absence of events causing a material adverse change in ICON's business and (iv) appropriate governmental and other consents. Other terms and conditions of the exchange offers will be set forth in an exchange offer and consent solicitation statement to be delivered to bondholders of each of the related companies. No assurance can be given that ICON will commence the exchange offers, or, if commenced, that the contemplated transactions will be consummated.

The securities to be offered in the proposed exchange offers have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ICON is one of the largest manufacturers and marketers of home fitness equipment in the United States. ICON's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs. ICON's line of home fitness aerobic products includes treadmills, ellipticals, exercise bikes, stair steppers and upright rowers and its line of anaerobic fitness products includes home gyms and weight benches. ICON also offers trampolines, recreational sports products, sports medicine products, fitness accessories and spas and massage products. ICON markets the majority of its products under the brand names ProForm, HealthRider, Image, Weslo, NordicTrack, WeiderCare, JumpKing and the licensed brand Reebok.

SOURCE: ICON Health & Fitness, Inc.